Exhibit 99.1

Encore Capital Group, Inc.

For Immediate Release

Encore Capital Group, Inc. Announces Private Placement of $22.5 Million Additional Convertible Senior Notes

SAN DIEGO — July 23, 2013/PRNewswire-FirstCall/ — On June 24, 2013, Encore Capital Group, Inc. (NASDAQ: ECPG) (the “Company”) sold $150.0 million in aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2020 (the “Firm Notes”) in a private placement transaction. The Firm Notes were issued pursuant to an Indenture, dated June 24, 2013, among the Company, Midland Credit Management, Inc., a wholly owned subsidiary of the Company, as guarantor, and Union Bank, N.A., as trustee. On July 18, 2013, the initial purchasers exercised, in full, their option to purchase an additional $22.5 million in aggregate principal amount of 3.00% Convertible Senior Notes due 2020 (the “Additional Notes” and together with the Firm Notes, the “Notes”). The Company today announced the closing of the sale of the Additional Notes.

In connection with the initial purchasers’ exercise of their option to purchase the Additional Notes, the Company entered into additional privately negotiated capped call transactions (the “Additional Capped Call Transactions”) with one or more of the initial purchasers (or their affiliates) and one or more other financial institutions (the “Option Counterparties”). The Additional Capped Call Transactions cover, collectively, the number of shares of the Company’s common stock underlying the Additional Notes, subject to anti-dilution adjustments substantially similar to those applicable to the Notes. The cost of the Additional Capped Call Transactions was approximately $2.4 million.

The Additional Capped Call Transactions are expected generally to reduce the potential dilution and/or offset the cash payments the Company is required to make in excess of the principal amount upon conversion of the Additional Notes in the event that the market price of the Company’s common stock is greater than the strike price of the Additional Capped Call Transactions (which initially corresponds to the initial conversion price of the Additional Notes and is subject to certain adjustments under the terms of the Additional Capped Call Transactions), with such reduction and/or offset subject to a cap based on the cap price of the Additional Capped Call Transactions. The cap price of the Additional Capped Call Transactions will initially be $61.5475 per share, which represents a premium of approximately 75% over the last reported sale price of the Company’s common stock on June 18, 2013, and is subject to certain adjustments under the terms of the Additional Capped Call Transactions.

The Additional Capped Call Transactions are separate transactions, in each case, entered into by the Company with the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Additional Capped Call Transactions.

The net proceeds from the sale of the Additional Notes were approximately $21.8 million, after deducting the initial purchasers’ discounts and commissions and the estimated fees and expenses payable by the Company. The Company used approximately $2.4 million of the net proceeds to pay the cost of the Additional Capped Call Transactions and intends to use the remainder of the net proceeds for general corporate purposes.

The Additional Notes, the shares of the Company’s common stock issuable upon conversion of the Additional Notes, if any, and the Additional Capped Call Transactions have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum.

Forward-Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding the anticipated use of proceeds from the offering. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapital.com

or

Adam Sragovicz (858) 309-9509

adam.sragovicz@encorecapital.com

Information found on the Company’s website is not incorporated by reference.